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                                                                     Exhibit 4.2
                    SECOND AMENDED AND RESTATED SHAREHOLDERS'
                        AND REGISTRATION RIGHTS AGREEMENT


         THIS SECOND AMENDED AND RESTATED SHAREHOLDERS' AND REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of the 16th day of April, 1997, is between and among AIRNET COMMUNICATIONS CORPORATION, a Delaware corporation (the "Company"), and the shareholders whose signatures appear on the signature pages hereto (the shareholders are collectively referred to as the "Shareholders" and individually as a "Shareholder").


                              W I T N E S S E T H:

         WHEREAS, as of the date hereof, the Company's authorized capital stock consists of 84,327,364 shares, including 50,300,000 shares of common stock, par value $.01 per share ("Common Stock"); 12,000,000 shares of Series A Voting Convertible Preferred Stock, par value $.01 per share ("Series A Preferred Stock"); 3,300,000 shares of Series B Voting Convertible Preferred Stock, par value $.01 per share ("Series B Preferred Stock"); 5,000,000 shares of Series C Voting Convertible Preferred Stock, $0.01 par value per share ("Series C Preferred Stock"); and 13,727,364 shares of Series D Voting Convertible Preferred Stock, $0.01 par value per share ("Series D Preferred Stock") (the Series A Preferred Stock, the Series B Preferred Stock, Series C Preferred Stock and the Series D Preferred Stock are collectively referred to as the "Collective Preferred Stock");

         WHEREAS, the Company is issuing up to 13,636,364 shares of the Company's Series D Preferred Stock (the "Securities"), and up to an additional 91,000 units of the Securities may be issued to Robertson, Stephens & Company as compensation;

         WHEREAS, the execution and delivery of this Agreement by the Company and the Shareholders is one of the conditions to the purchase of the Securities;

         WHEREAS, set forth on Schedule A attached hereto and made a part hereof is a table detailing issued and outstanding Shares (as defined in Section 1.3 below);

         WHEREAS, shares of Common Stock acquired by any Shareholder upon exercise of options granted under the Company's Amended and Restated 1994 Stock Option Plan (January 1997 Restatement, as Amended February 1997) (the "1994 Stock Option Plan") and the Company's 1996 Independence Director Stock Option Plan (as Amended February 1997) (the "1996 Independent Director Stock Option Plan") are not subject to or covered by this Agreement;

         WHEREAS, the Shareholders desire to provide for the orderly ownership and disposition of each Shareholder's shares covered by this Agreement, including their shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock issued and outstanding as of the date hereof, the Common Stock issuable upon conversion of such shares of Collective Preferred Stock; and

         WHEREAS, the Company and the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are parties to an Amended and Restated Shareholders' and Registration Rights Agreement dated as of July 10, 1995 (the "Shareholders' Agreement"), which includes provisions relating to the transfer of shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Common Stock underlying such preferred stock, and registration rights with respect to Common Stock held by or issuable upon conversion of such shares of preferred stock to such shareholders;

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         WHEREAS, the Company has agreed to grant certain registration rights to the holders of Series D Preferred Stock; and

         WHEREAS, the Company and the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock desire to amend and restate the Shareholder's Agreement, and the holders of Series D Preferred Stock desire to enter into this Agreement;

         NOW, THEREFORE, in consideration of the premises and the agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    SECTION 1

             EFFECTIVENESS OF AGREEMENT; SHARES COVERED BY AGREEMENT

         1.1 This Agreement shall become effective upon the execution and delivery hereof and shall remain in effect until terminated in accordance with this Section. This Agreement shall terminate upon the earliest to occur of any of the following events:

                  (a) bankruptcy, receivership or dissolution of the Company;

                  (b) whenever there is only one Shareholder bound by the terms hereof; or

                  (c) the voluntary agreement of all parties who are then bound by the terms hereof.

         1.2 This Agreement amends, supersedes and replaces the Shareholders' Agreement in its entirety. The Shareholders who hold Shares of Series A Preferred Stock and the Company hereby acknowledge and agree that the registration rights granted pursuant to the Securities Purchase Agreement dated January 13, 1994, as amended, are hereby void, terminated, superseded and replaced by the registration rights granted by the Company to the Shareholders in Section 4 of this Agreement.

         1.3 Shares covered by this Agreement ("Shares") shall include the following shares held by the Shareholders who are or become parties to this
Agreement: (i) the shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and the shares of Common Stock issuable upon conversion of such shares of preferred stock, (ii) shares of Common Stock issued in respect of such shares (including, but not limited to, stock splits, stock dividends, reclassifications, recapitalizations, or similar events), and (iii) any of such shares acquired by a Shareholder from an "Offering Shareholder" (as defined in Section 3.1 below) pursuant to the exercise of the rights of first refusal set forth in Section 3 of this Agreement. The foregoing notwithstanding, any shares of Common Stock issued or issuable upon the exercise of stock options granted to any Shareholder under the Company's 1994 Stock Option Plan or under the Company's 1996 Independent Directors Stock Option Plan are not covered by this Agreement, and accordingly are not included in the "Shares."

                                    SECTION 2

                       RESTRICTIONS ON TRANSFER OF SHARES

         2.1 No Shareholder shall sell, transfer, pledge, or otherwise encumber or dispose of (collectively, and throughout this Agreement, "transfer") any of his, her or its Shares or any


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interest therein, or suffer the same to be subject, directly or indirectly, to transfer by operation of law or agreement, except as expressly permitted by this Agreement. Any purported transfer in any other manner shall be void, and shall not be recognized or given effect by the Company. The restriction set forth in this Section 2 on transfers of Shares applies to all transfers, including transfers between Shareholders, but does not apply to (a) voluntary transfers by an individual Shareholder during his or her lifetime, or transfer upon the death of such Shareholder, of all or any portion of such Shareholder's Shares to members of the class consisting of his or her spouse, parents, children or grandchildren, or a trust for the benefit of such Shareholder or any of the foregoing persons, or (b) transfers from a nominee or custodian to another nominee or custodian provided such transfer is not a sale, gift or other disposition and does not involve a change in the direct or indirect beneficial ownership of the Shares (each transferee member of the foregoing class a "Permitted Transferee"), and it shall be a condition precedent to such transfers that such Permitted Transferee execute and deliver to each of the parties hereto an agreement acknowledging that all Shares transferred to such Permitted Transferee are and shall remain subject to the terms and conditions of this Agreement, and that he, she or it agrees to be bound by the terms of this Agreement.

                                    SECTION 3

                             RIGHT OF FIRST REFUSAL

         3.1 If at any time a Shareholder desires to transfer his, her or its Shares to a third party other than a Permitted Transferee pursuant to a bona fide offer from that third party (the "Proposed Transferee"), the Shareholder (the "Offering Shareholder") shall first submit a written offer (the "Offer") offering to sell such Shares (the "Offered Shares") to the other Shareholders (the "Purchasing Shareholders") on the same terms and conditions, including price, as those on which the Offering Shareholder proposes to sell such Shares to the Proposed Transferee. Simultaneously, the Offering Shareholder shall send a copy of the Offer to the Company. The Offer shall disclose the identity of the Proposed Transferee, the number of Shares proposed to be transferred, the terms and conditions, including price of the proposed transfer, and any other material facts relating to the proposed transfer. The Offer shall further state that the Purchasing Shareholder(s) may acquire, in accordance with the provisions of this Agreement, all of the Offered Shares for the price and upon the other terms and conditions, including deferred payment (if applicable), set forth therein. The right of first refusal in this Section 3 shall not apply to any proposed sale of Shares by a Shareholder or Shareholders pursuant to a registration statement filed with the Securities and Exchange Commission or pursuant to a proposed exchange of shares in connection with a merger or acquisition of assets approved by the Company and its shareholders entitled to vote on such a transaction.

         3.2 The Purchasing Shareholder(s) may accept the Offer to purchase all, but not less than all, of the Offered Shares by giving the Offering Shareholder notice of such acceptance within thirty (30) days of the date that the Offer is received by the Company ("Offer Date"). The Offering Shareholder shall not take part in the Purchasing Shareholders' decision as to whether to accept the Offering Shareholder's Offer. Such acceptance notice shall specify the number of Offered Shares to be purchased by each Purchasing Shareholder, determined as follows: each Purchasing Shareholder shall have the right to purchase that number of Offered Shares as shall equal the number of Offered Shares multiplied by a fraction, the numerator of which shall be (i) the number of Shares of Common Stock then issued and outstanding and held of record by such Purchasing Shareholder plus (ii) the number of Shares of Common Stock issuable upon conversion of Shares of Collective Preferred Stock then issued and outstanding and held of record by such Purchasing Shareholder, and the denominator of which shall be (i) the aggregate number of Shares of Common Stock then issued and outstanding and held of record by all Purchasing Shareholders plus (ii) the aggregate number of Shares of Common Stock issuable upon conversion of Shares of Collective Preferred Stock then issued and outstanding and held of


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record by all Purchasing Shareholders (the "Pro Rata Amount"). The Purchasing
Shareholders shall have a right of oversubscription, such that if any Purchasing Shareholder does not accept the Offer or accepts the Offer with respect to less than his, her or its Pro Rata Amount, the other Purchasing Shareholders shall have the right to purchase the balance of any Offered Shares not elected to be purchased by that Purchasing Shareholder, on a pro rata basis in accordance with their respective Pro Rata Amounts, or as they may otherwise determine among themselves. Notice of acceptance from the Purchasing Shareholder(s) shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Offered Shares. If the Purchasing Shareholder(s), separately or in the aggregate, accept the Offer with respect to all of the Offered Shares, then the Offering Shareholder shall sell, and the Purchasing Shareholder(s) shall purchase, the Offered Shares for the consideration and upon the terms and conditions set forth in the Offer, subject to the potentially differing provisions for the time and manner of payment set forth in this Section 3 or in Section 5. For purposes of
Section 5, an Offering Shareholder whose Offer has been accepted by the Purchasing Shareholder(s) with respect to all of the Offered Shares shall be the "Selling Shareholder."

         3.3 If the Offer submitted pursuant to Section 3.1 provides for payment of consideration which is of such a nature that it cannot be duplicated by the Purchasing Shareholder(s) (referred to herein as "the unique consideration"), then the Purchasing Shareholder(s) may in lieu of the unique consideration elect to pay a Substituted Cash Consideration, as such term is defined herein. The Purchasing Shareholder's notice of election to purchase the Offered Shares shall be sufficient if such notice states that it, he or they shall pay a Substituted Cash Consideration to be determined in accordance with this Section 3.3. "Substituted Cash Consideration" shall be an amount agreed to in writing between the Purchasing Shareholder(s) and the Selling Shareholder within thirty (30) days after the Selling Shareholder's receipt of the Purchasing Shareholder's notice of election to purchase the Offered Shares, or, if the parties are unable to so agree within such time period, an amount equal to the present cash value of the unique consideration as determined by an arbitrator mutually selected by the parties. If the parties are unable to agree on an arbitrator within fifteen
(15) days of the expiration of such thirty (30) day period, the Selling Shareholder shall, by written notice given to the Purchasing Shareholder(s), as appropriate, within such period, name an arbitrator. Within five (5) days after receipt of such notice, the Purchasing Shareholder(s) shall by written notice to the Selling Shareholder, appoint one additional arbitrator. The arbitrators thus appointed shall themselves thereupon select a third arbitrator ("Third Arbitrator") (the three arbitrators shall be the "Arbitration Board"), and all the arbitrators so named or the sole arbitrator, as the case may be, shall be certified public accountants, business appraisers or investment bankers familiar with the business conducted by the Company. Such arbitration shall take place in Melbourne, Florida or such other place mutually acceptable to such Selling Shareholder and the Purchasing Shareholder(s). Any party may submit evidence and be represented by counsel. The determination of the sole arbitrator, or the majority of the Arbitration Board, as the case may be, as to the Substituted Cash Consideration shall be final, binding and conclusive upon the parties and their respective successors and permitted assigns, and judgment on such award may be entered in any court of competent jurisdiction. Each Purchasing Shareholder, in proportion to the number of Shares purchased by such Purchasing Shareholder, and the Selling Shareholder shall pay their own costs and expenses, including attorneys' fees, in connection with the arbitration, and the cost and fees of the arbitrator chosen by each, if three arbitrators are used. The cost and fees of a single arbitrator mutually selected by the parties, or those of the Third Arbitrator, if any, shall be paid equally by the Purchasing Shareholder(s), in proportion to the number of Shares purchased by each of them, on the one hand, and the Selling Shareholder, on the other hand.

         3.4 If the Purchasing Shareholder(s) do not collectively elect to purchase all of the Offered Shares, the Offered Shares may be sold by the Offering Shareholder to the Proposed Transferee at any time within one hundred twenty (120) days after the Offer Date at the same price and upon the other terms and conditions, if any, specified in the Offer. At the closing of


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any sale to a Proposed Transferee, the Company shall issue, upon cancellation of the certificate(s) for the Offering Shareholder's Shares, a new certificate in the name of the Proposed Transferee, and deliver or execute such other documents or instruments as may be reasonably requested by the Offering Shareholder and/or the Proposed Transferee. It shall be a condition precedent to the sale of any Shares to the Proposed Transferee that such Proposed Transferee execute and deliver to each of the parties hereto an agreement acknowledging that all Shares transferred to him are and shall be subject to the terms and conditions of this Agreement, and agreeing to be bound by the terms of this Agreement. Any Offered Shares not sold to the Proposed Transferee within such one hundred twenty (120) day period shall remain subject to the restrictions set forth in this Agreement, including this Section 3.

         3.5 The right of first refusal granted by each Shareholder to the Shareholders in this Section 3 shall expire upon the Company's closing of an Initial Public Offering which raises an aggregate of at least Twenty Million Dollars ($20,000,000) in gross sale proceeds (before deduction of underwriting discounts, commissions and expenses of sale). For purposes of this Agreement, the term "Initial Public Offering" shall mean an initial underwritten offering to the public of the Company's shares of Common Stock pursuant to a registration statement filed under the Securities Act of 1933, as amended.

                                    SECTION 4

                               REGISTRATION RIGHTS

         4.1 As used in this Section 4, the following terms shall have the following respective meanings:

                  (i) "Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission issued under the Act, as they each may, from time to time, be in effect.

                  (ii) "Commission" means the Securities and Exchange Commission, or any other federal agency at the time administering the Act.

                  (iii) "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission issued under such act, as they each may, from time to time, be in effect.

                  (iv) "Holder" means any person who holds Registrable Shares (as defined below) including any person to whom the rights granted under this
Section 4 are transferred pursuant to Section 4.2 hereof, and Holders means all of them.

                  (v) "Registration Statement" means a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company.

                  (vi) "Registration Expenses" has the meaning ascribed thereto in Section 4.6.

                  (vii) "Registrable Shares" means the shares of Common Stock included in the "Shares" as defined in Section 1.3 hereof; provided, however, that shares which are Registrable Shares shall cease to be Registrable Shares upon any sale of such Shares pursuant to a Registration Statement, or any sale in any manner to a person or entity which, by virtue of Section 4.2 of this Agreement, is not entitled to the rights provided by this Section 4.

         4.2 The rights to cause the Company to register Registrable Shares pursuant to this Section 4 may be assigned (but only with all related obligations) by a Holder to a transferee of


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such securities in connection with a transfer of such securities which is exempt from registration under the Act, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if (i) immediately following such transfer the further disposition of such securities by the transferee is restricted under the Act and
(ii) such transfer was effectuated in full accordance with Section 3 of this Agreement.

         4.3 (a) The Holders, who together as a single class hold at least 60% of the issued and outstanding shares of Collective Preferred Stock, (or, in the event of a mandatory conversion of Collective Preferred Stock upon the closing of an Initial Public Offering, 60% of the issued and outstanding Shares of Common Stock held by Holders) may request in writing, at any time, that the Company effect the registration on Form S-l or Form SB-2, as appropriate (or any successor form), of Registrable Shares owned by such Holders having an aggregate gross offering price of at least $20,000,000. If the Holders initiating the registration intend to distribute the Registrable Shares by means of an underwriting, they shall so advise the Company in their request. In the event such registration is underwritten, the right of other Holders to participate shall be conditioned upon such other Holders' agreement to participate in such underwriting. Upon receipt of any such request, the Company shall promptly give written notice of such proposed registration to all Holders. Such Holders shall have the right, by giving written notice to the Company within twenty (20) business days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Holders may request in such notice of election, subject to the approval of the underwriter managing the offering. Thereupon, the Company shall, as soon as reasonably practicable, use its best efforts to effect the registration, on Form S-l or Form SB-2, as appropriate (or any successor form), of all Registrable Shares and registrable shares held by others with registration rights which the Company has been requested to so register. If the number of Registrable Shares held by Holders, and registrable shares held by others with registration rights to be included in the underwriting in accordance with the foregoing, is less than the total number of shares which the Holders of Registrable Shares and others with registration rights have requested to be included, then all of such Holders and holders entitled to be included in such registration shall participate in the underwriting pro rata based upon their total ownership of Registrable Shares and other shares entitled to be included. The Company shall be entitled to include in such registration, for its own account or for the account of others at the Company's request, such amount of its stock as it may elect; provided, however, that if the managing underwriter shall inform the Company and the Holders requesting such registration by letter of its belief that the number of securities requested to be included in such registration exceeds the number which can be sold in (or during the time of) such offering, then the Company will include in such registration (i) securities proposed by the Company to be sold for its own account or for the accounts of others at the Company's request,
(ii) Registrable Shares requested to be included in such registration and (iii) other securities of the Company requested to be included in such registration, each pro rata on the basis of the number of shares of such securities so proposed to be sold and so requested to be included such that such registration does not exceed the number which such managing underwriter believes can be sold in (or during the time of) such offering; and provided, further, that a registration shall not be deemed to have been made pursuant to this Section 4.3 if 51% or more of the stock included in such registration is registered for the account of the Company or for the account of others (other than the Holders) at the Company's request.

                  (b) At any time after the Company becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings), the Holders of Registrable Shares may request the Company, in writing, to effect the registration on Form S-3 (or any successor form) of Registrable Shares owned by such Holders having an aggregate gross offering price of at least Five Million Dollars ($5,000,000) (based upon the then current market price or fair value). Upon receipt of such request, the Company shall promptly give written notice of such proposed registration to all Holders. Such Holders shall have the right, by giving


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written notice to the Company within twenty (20) business days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Holders may request in such notice of election. Thereupon, the Company shall, as soon as reasonably practicable, use its best efforts to effect the registration on Form S-3, or such successor form, of all Registrable Shares which the Company has been requested to register.

                  (c) The Company shall not be required to effect more than two registrations pursuant to Section 4.3(a). In addition, the Company shall not be required to effect any registration under any provision of this Section 4 within six (6) months after the effective date of any other Registration Statement of the Company.

                  (d) If at any time of any request to register Registrable Shares pursuant to this Section 4.3, the Company is engaged or has fixed plans to engage within ninety (90) days of the time of the request, in a registered public offering as to which the Holders may include Registrable Shares pursuant to Section 4.4, or is engaged in any other activity which, in the good faith determination of the Company's Board of Directors, would be adversely affected by the requested registration to the material detriment of the Company, then the Company may at its option direct that such request be delayed for a period not in excess of ninety (90) days from the effective date of such offering or the date of commencement of such other material activity, as the case may be (unless a longer period is dictated by Section 4.3(c)), such right to delay a request to be exercised by the Company not more than once in any two-year period.

         4.4 (a) Whenever the Company proposes to file a Registration Statement (other than by a registration pursuant to Section 4.3, a registration statement on Form S-3 that is automatically declared effective, or a registration statement on Form S-4 or S-8 or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation) at any time and from time to time, it will, prior to such filing, give written notice to all Holders of its intention to do so and, upon the written request of a Holder or Holders given within twenty (20) business days after the Company provides such notice, the Company shall use its best efforts to cause all Registrable Shares which the Company has been requested by such Holder or Holders to register to be registered under the Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Holder or Holders; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 4.4 without obligation to any Holder.

                  (b) In connection with any offering under this Section 4.4 involving an underwriting, the Company shall not be required to include any Registrable Shares in such underwriting unless the Holders thereof accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company; provided, that if in the opinion of the underwriters the inclusion of any Registrable Shares in such underwriting would jeopardize the success of the offering by the Company, the Company will not be required to include any Registrable Shares in such underwriting. If in the opinion of the managing underwriter the registration of all, or part of, the Registrable Shares which the Holders have requested to be included would materially and adversely affect such public offering, then the Company shall be required to include in the underwriting only that number of Registrable Shares, if any, which the managing underwriter believes may be sold without causing such adverse effect. If the number of Registrable Shares to be included in the underwriting in accordance with the foregoing is less than the total number of shares which the Holders of Registrable Shares have requested to be included, then the Company may include all securities proposed to be registered by the Company to be sold for its own account and the Holders of Registrable Shares who have requested registration shall participate, along with other holders of shares to be included pursuant to other registration rights granted by the Company, in the underwriting pro rata based upon their total ownership of Registrable Shares and the total


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ownership of registrable shares of Common Stock of the Company by such other holders. If any Holder would thus be entitled to include more shares than such Holder requested to be registered, the excess shall be allocated among other requesting Holders pro rata based upon their total ownership of Registrable Shares.

                  (c) All Holders of Registrable Shares proposing to distribute their securities in an offering under this Section 4.4 involving an underwriting shall (together with the Company and other stockholders of securities distributing their shares through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for the underwriting.

                  (d) The Holders acknowledge that the Company may, in its discretion, grant to employees who hold at least 100,000 shares of Common Stock the right to include their shares of Common Stock in any Registration Statement filed by the Company, subject to any pro rata cutbacks deemed advisable by the Company or an underwriter in an underwritten registered offering, or as required under the terms of this Section 4.

         4.5 If and whenever the Company is required by the provisions of this Agreement to use its best efforts to effect the registration of any of the Registrable Shares under the Act, the Company shall:

                  (a) File with the Commission a Registration Statement with respect to such Registrable Shares and use its best efforts to cause that Registration Statement to become and remain effective;

                  (b) As soon as reasonably practicable prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective until the earlier of (i) the period of time required by the Commission, or (ii) 180 days from the effective date; provided, that the Company may discontinue any registration of its securities that are not Registrable Shares (and, under the circumstances specified in Section 4.4(b), its securities that are Registrable Shares) at any time prior to the effective date of such Registration Statement;

                  (c) As soon as reasonably practicable furnish to each selling Holder such reasonable numbers of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as the selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the selling Holder;

                  (d) As soon as reasonably practicable use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the selling Holders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling Holders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the selling Holder; provided, however, that the Company shall not be required in connection with this Section 4.5(d) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction; and

                  (e) Obtain a comfort letter from the Company's independent public accountants who have certified the Company's financial statements included in such Registration Statement in customary form and covering such matters of the type customarily covered by comfort letters and an opinion from the Company's counsel in customary form and covering such matters of the type customarily covered in public issuances of securities, in each case addressed to the selling Holders.


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If the Company has delivered a preliminary or final prospectus to the selling
Holders and after having done so the prospectus is amended to comply with the requirements of the Act, the Company shall promptly notify the selling Holders and, if requested, the selling Holders shall immediately cease making offers of Registrable Shares and return all prospectuses to the Company. The Company shall promptly provide the selling Holders with revised prospectuses and, following receipt of the revised prospectuses, the selling Holders shall be free to resume making offers of the Registrable Shares.

         4.6 The Company will pay all Registration Expenses of all registrations permitted under this Agreement; provided, however, that if a registration is withdrawn at the request of the Holders requesting such registration (other than as a result of information concerning the business or financial condition of the Company which is made known to the Holders after the date on which such registration was requested) and if the requesting Holders elect not to have such registration counted as a registration requested under Section 4.3(a), the requesting Holders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares and other registrable shares included in such registration. For purposes of this Section 4, the term "Registration Expenses" shall mean all expenses incurred by the Company in complying with this Section 4, including without limitation, all registration and filing fees, exchange listing fees, printing expenses, the fees and disbursements of counsel for the Company and the fees and disbursements of one counsel selected by the selling Holders and other shareholders registering shares, the fees and disbursements of the Company's accountants, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of the selling Holders' own counsel (other than the counsel selected to represent all of the selling Holders and other shareholders registering shares).

         4.7 (a) In the event of any registration of any of the Registrable Shares under the Act pursuant to this Agreement, the Company will indemnify and hold harmless each selling Holder of such Registrable Shares, each of its directors, officers or partners and each other person, if any, who controls such selling Holder within the meaning of the Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such selling Holder or controlling person may become subject under the Act, the Exchange Act, Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and the Company will reimburse such selling Holder and each such controlling person for any legal or any other expenses reasonably incurred by such selling Holder or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such selling Holder or controlling person specifically for use in the preparation thereof.

             (b) In the event of any registration of any of the Registrable Shares under the Act pursuant to this Agreement, each selling Holder of Registrable Shares, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each person, if any, who controls the Company within the meaning of the Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers or controlling persons may become subject under the Act, Exchange

Act, Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such selling Holder, specifically for use in connection with the preparation of such Registration Agreement, prospectus, amendment or supplement; provided, however, that the obligations of each Holder hereunder shall be limited to an amount equal to the proceeds to each Holder of Registrable Shares sold as contemplated herein.

                  (c) Each party entitled to indemnification under this Section
4.7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 4.7. The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party.

         4.8 In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to Section 4.3(a), the Company agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of an issuer of the securities being registered and customary covenants and agreements to be performed by such issuer, including, without limitation, customary provisions with respect to indemnification by the Company of the underwriters of such offering.

         4.9 Each Holder of Registrable Shares included in any registration shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 4.

         4.10 Each Holder hereby agrees that he, she or it will not sell or otherwise transfer or dispose of any Registrable Shares or other securities of the Company held by such Holder for a period of time specified by the Company and its underwriter (not to exceed 180 days) following the effective date of a Registration Statement. Each Holder agrees to execute an agreement relating to such restriction upon the request of the Company or its underwriter, which agreement shall be in writing in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restriction until the end of such "lock-up" period.

                                    SECTION 5

                       PRE-CLOSING AND CLOSING PROCEDURES

         5.1 Unless otherwise agreed to by the Selling Shareholder and the Purchasing Shareholder(s), the closing of any purchase and sale of Offered Shares provided for in Section 3.2 shall be held at the then principal office of the Company at 10:00 a.m. on the Closing Date. The "Closing Date" shall be the date which is, with respect to Section 3.2, the earlier of (A) the ninetieth
(90th) day after any election by the Purchasing Shareholder(s) to purchase the Offered Shares has been delivered to the Selling Shareholder in accordance with
Section 9.4, or (B) on the 10th day after the Substituted Cash Consideration payable for the Offered Shares is finally determined by agreement or arbitration as provided for in Section 3.3.

         5.2 At such closing, the Selling Shareholder shall deliver to the Purchasing Shareholder(s), free and clear of all liens, claims, charges, and encumbrances, a certificate(s) representing the Offered Shares, in proper form for transfer and with evidence of payment of all applicable transfer taxes by the Selling Shareholder.

         5.3 At the closing of any sale under this Section 5, the Company shall issue, upon cancellation of the certificate(s) for the Offered Shares, a new certificate(s) in the name(s) of the purchaser(s) representing such Offered Shares. In the event that a note and pledge agreement are used to purchase such Offered Shares, the new certificate(s) or attached stock power shall be duly endorsed in blank by the purchaser(s) and delivered to the Selling Shareholder, to be held as collateral security for the payment of the note(s) and the costs and expenses (including reasonable attorney's fees and disbursements) which may be incurred in the collection or attempted collection of any note executed in connection with such purchase. At closing and thereafter, the Purchasing Shareholder(s) shall execute such financing statements, continuation statements and security agreements and other instruments with respect to the Offered Shares as the Selling Shareholder may reasonably request.

                                    SECTION 6

                                     LEGEND

         6.1 So long as this Agreement shall remain in effect, all certificates representing outstanding Shares and the Warrants shall be endorsed with substantially the following legend (such legend has previously been or is simultaneously with the execution hereof being endorsed on the certificates representing the Shareholders' Shares):

             The transfer of the shares represented by this certificate, and all rights represented by such shares, are subject to, and restricted by, the terms of a Shareholders' Agreement (the "Agreement") between the Company and certain of its shareholders, as the same may be amended from time to time, a copy of which Agreement is on file at the principal office of the Company and will be provided to a shareholder upon request and without charge. Any person who wishes to become the owner of this certificate or of the shares which it represents, or to obtain any interest in such certificate of shares, shall agree to become bound by the provisions of such shareholders' agreement.

                                    SECTION 7

                            FAILURE TO DELIVER STOCK

         7.1 If a Shareholder who has become obligated to sell his Shares hereunder shall fail to deliver such Shares in accordance with this Agreement, the Company may, in addition to all other remedies it may have, send to that Shareholder by registered mail, return receipt requested, the purchase price for such Shares provided for hereunder. Thereupon, the Company, upon written notice to that Shareholder, shall cancel on its books the certificate(s) representing the Shares to be sold, and thereupon all of that Shareholder's rights in and to such Shares shall terminate. The effecting of such sale in such manner shall not relieve that Shareholder of any of his, her or its obligations hereunder, including any obligation to execute and deliver any documents which the Company would otherwise have been entitled to receive.

                                    SECTION 8

                                 CONFIDENTIALITY

         8.1 During the term of this Agreement, the Company may disclose or make known to the Shareholders, and the Shareholders may be given access to or may become acquainted with, certain information, trade secrets or both, including but not limited to confidential information and trade secrets regarding tapes, computer programs, designs, skills, procedures, formulations, methods, documentations, drawings, facilities, customers, policies, marketing, pricing, customer lists and leads, and other information and know-how, not previously known to such Shareholder(s), all relating to or useful in the Company's business or the business of its affiliates (collectively "Information"), and which the Company considers proprietary and desires to maintain confidential.

         8.2 During the term of this Agreement and at all times thereafter, the Shareholders shall not in any manner, either directly or indirectly, divulge, disclose, or communicate to any person or firm, except to or for the Company or its affiliates' benefit as directed by the Company, any of the Information which he, she or it may have acquired in the course of or as an incident to his, her or its status as a Shareholder, director, officer or employee of the Company, the parties agreeing that such Information affects the successful and effective conduct of the Company's or its affiliates' business and its goodwill and that any breach of the terms of this Section 8 is a material breach of this Agreement. All equipment, documents, memoranda, reports, records, files, materials, samples, books, correspondence, lists, other written and graphic records, and the like (collectively, the "Materials"), affecting or relating to the business of the Company or its affiliates, which a Shareholder shall prepare, use, construct, observe, possess or control shall be and remain the Company's or its affiliates' sole property or in the Company's or its affiliates' exclusive custody. If at any time a Shareholder shall cease to be a Shareholder, director, officer or employee of the Company, the Materials and all copies thereof in the custody of control of any such Shareholder shall be delivered promptly to the Company.

                                    SECTION 9

                                  MISCELLANEOUS

         9.1 The stock of the Company cannot be readily purchased or sold in the open market, and, for that reason, among others, the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Agreement, then the other parties shall be entitled, in addition to all other rights or remedies, to injunctions restraining such breach, without being required to show any actual damage or to post any bond or other security, to a decree for specific performance of the provisions of this Agreement.

         9.2 This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior or contemporaneous negotiations, agreements, understandings and representations (if any) made by and among such parties with respect to such subject matter. This Agreement may be amended, modified and its provisions may be waived only in writing by Shareholders who are then a party to this Agreement holding at least 60% of the aggregate number of Shares of Common Stock then outstanding plus Shares of Common Stock issuable upon conversion of Collective Preferred Stock then outstanding; provided that a copy of any such amendment shall be mailed to each Shareholder who is then a party to this Agreement; and provided further that no amendment, modification or waiver which materially adversely affects the rights of less than all of the Shareholders shall be valid unless approved in writing by all Shareholders who are then a party to this Agreement.

         9.3 The parties hereby agree from time to time to execute and deliver such further and other transfers, assignments and documents and do all matters and things which may be convenient or necessary to carry out more effectively and completely the intentions of this Agreement.

         9.4 All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including telex, telecopy and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to the parties as specified below:

If to the Company:

         AirNet Communications Corporation
         100 Rialto Place, Suite 300
         Melbourne, FL  32901
                  Attn:  Jerrold D. Adams

         with a copy to:

         Edwards & Angell
         250 Royal Palm Way
         Palm Beach, FL  33480
                  Attn: John G. Igoe, Esq.

If to the Shareholders:

       To their address in the stock records of the Company. The Company will provide such addresses to any Shareholder upon written request if the request is for the purpose of sending notices to Shareholders under this Agreement.

or to such other address as any party may designate by notice complying with the terms of this Section 9.4. Each such notice shall be deemed delivered: (a) on the date delivered if by personal delivery; (b) on the date of transmission with confirmed answer back if by telex, telecopy or other telegraphic communication; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice if designated by the postal authorities as not deliverable, as the case may be, if mailed.

         9.5 All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

         9.6 The headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

         9.7 If any part of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

         9.8 All covenants, agreements, representations and warranties made herein or otherwise made in writing by any party pursuant hereto shall survive the execution and deliver of this Agreement and the consummation of the transactions contemplated hereby.

         9.9 The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances. The exercise or use of one of the provisions of this Agreement shall not preclude the exercise or use of any other provision.

         9.10 Except as provided otherwise herein, if any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Attorney's fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the counsel to the prevailing party.

         9.11 This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without regard to principles of conflicts of laws.

         9.12 The parties acknowledge that a substantial portion of negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Brevard County, Florida, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally: (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement may be brought in the courts of record of the State of Florida in Brevard County or the District Court of the United States, Southern District of Florida; (b) consents to the jurisdiction of each such court in any suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.

         9.13 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any shareholder who acquires shares of any series of Collective Preferred Stock after the date hereof shall be required and permitted to become a party to this Agreement, such shareholder may do so by executing a counterpart signature page to this Agreement and with the acknowledgment of the Company on such counterpart signature page, such shareholder shall be deemed a "Shareholder" under the Agreement. The Company shall deliver written notice of the purchase of shares of any series of Collective Preferred Stock after the date hereof by a new Shareholder to the Shareholders within thirty (30) days of the execution of this Agreement by such new Shareholder by delivering a copy of the executed and acknowledged counterpart signature page to this Agreement, reflecting ownership by each Shareholder who is then a party to this Agreement. The Company may, from time to time, amend Schedule A to reflect changes in the number of Shares issued and outstanding.

                                   SECTION 10

                               INFORMATION RIGHTS

         10.1 The Company shall deliver to its Shareholders copies of its unaudited quarterly and audited annual financial statements prepared in accordance with generally accepted accounting principles, as soon as reasonably practical after the end of any quarter or fiscal year. The annual financial statements shall be audited by a nationally known accounting firm. This provision shall terminate upon the closing of the Company's Initial Public Offering.

                            [SIGNATURES ON NEXT PAGE]

         IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Shareholders' and Registration Rights Agreement as of the day and year first above written.

                                    COMPANY:

                                    AIRNET COMMUNICATIONS CORPORATION

                                    By:      /s/  GERALD D. ADAMS
                                           -------------------------------------
                                    Name:          Gerald D. Adams
                                           -------------------------------------
                                    Title: President and Chief Executive Officer
                                           -------------------------------------

                                    SHAREHOLDERS:

                                    See attached Counterpart Signature Pages

                           COUNTERPART SIGNATURE PAGE
                  TO SECOND AMENDED AND RESTATED SHAREHOLDERS'
                        AND REGISTRATION RIGHTS AGREEMENT
                         (the "Shareholders' Agreement")
                              dated April____, 1997
                                between and among
                        AIRNET COMMUNICATIONS CORPORATION
                                       and
                    the Shareholders whose signatures appear
                   on the Counterpart Signature Pages thereto
               ---------------------------------------------------

         By execution of this Counterpart Signature Page and upon acknowledgment by AirNet Communications Corporation, the undersigned agrees to become a party to and be bound by the terms of the Shareholders' Agreement, and the undersigned shall be deemed a "Shareholder" under the Shareholders' Agreement.

[NON-INSTITUTIONAL INVESTORS]             [INSTITUTIONAL INVESTORS]

----------------------------------        -----------------------------------

By:_______________________________        By:________________________________
Name:_____________________________        Name:______________________________
Title:______________________________      Title:_______________________________
Date:_________________________, 19__      Date:__________________________, 19__


                                 ACKNOWLEDGMENT:

         AirNet Communications Corporation hereby acknowledges execution of this Counterpart Signature Page by the above Shareholder(s).

                                     AIRNET COMMUNICATIONS CORPORATION

                                     By:
                                          ---------------------------------
                                     Name:
                                          ---------------------------------
                                     Title:
                                          ---------------------------------

                                   SCHEDULE A
                                       to
                        AirNet Communications Corporation
                    Second Amended and Restated Shareholders'
                        and Registration Rights Agreement

                          Issued and Outstanding Shares


                               Collective
                             Preferred Stock         Underlying           Common Stock             Total
                               Outstanding          Common Stock          Outstanding          Common Stock
                           -------------------- --------------------- --------------------- --------------------

Holders of
Series A Preferred
Stock                           11,940,301             2,444,870            11,939,102           14,383,972

Holders of
Series B Preferred
Stock                            3,230,341             3,230,341                   -0-            3,230,341

Holders of
Series C Preferred
Stock                            5,000,000            5,087,050 (a)                -0-           5,087,050 (a)

Holders of
Series D Preferred
Stock                          13,727,364 (b)         13,727,364                   -0-           13,727,364

(a) Including additional shares of Common Stock issuable upon conversion of Series C Preferred Stock as a result of antidilution adjustments to the conversion price assuming the sale of 3,000,000 units of Series D Preferred Stock and Warrants currently being offered for sale by the Company.

(b) Assuming the sale of all 13,636,364 shares of Series D Preferred Stock currently being offered for sale by the Company, including up to 91,000 shares of Series D Preferred Stock which may be issued as compensation to Robertson, Stephens & Company.

                                      A-1